PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CONFERENCE CALL FOR FIRST TRUST MORTGAGE INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- September 27, 2016 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Mortgage Income Fund (NYSE: FMY) (the "Fund") intends to host a conference call with The Mortgage Securities Team of First Trust, the Fund's portfolio manager, on TUESDAY, OCTOBER 11, 2016 AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the portfolio management team provide an update for the Fund and the Market.

-- Dial-in Number: (800) 319-9003; International (719) 325-2137; and Passcode # 835234. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (888) 203-1112; International (719) 457-0820; and Passcode # 7552246. The replay will be available after the call until 11:59 P.M. Eastern Time on Friday, November 11, 2016.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $99 billion as of August 31, 2016 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to FMY, by Friday, October 7, 2016, 4:15 P.M. Eastern Time.

Principal Risk Factors: Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

The debt securities in which the Fund invests are subject to certain risks, including issuer risk, reinvestment risk, prepayment risk, credit risk, and interest rate risk. Issuer risk is the risk that the value of fixed-income securities may decline for a number of reasons which directly relate to the issuer. Reinvestment risk is the risk that income from the Fund's portfolio will decline if the Fund invests the proceeds from matured, traded or called bonds at market interest rates that are below the Fund portfolio's current earnings rate. Prepayment risk is the risk that, upon a prepayment, the actual outstanding debt on which the Fund derives interest income will be reduced. Credit risk is the risk that an issuer of a security will be unable or unwilling to make dividend, interest and/or principal payments when due and that the value of a security may decline as a result. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates.

A portion of the Fund's managed assets may be invested in subordinated classes of mortgage-backed securities. Such subordinated classes are subject to a greater degree of non-payment risk than are senior classes of the same issuer or agency.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports, and other regulatory filings.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.


CONTACT:  JEFF MARGOLIN - (630) 915-6784


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Source:  First Trust Advisors L.P.